                                                                    Exhibit 12.1


                     WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                                                                            Year Ended December 31
                                                         ------------------------------------------------------
                                                         1996          1997         1998         1999      2000
                                                         ----          ----         ----         ----      ----
                                                                           (Dollars in thousands)
Earnings:
     Earnings from continuing
       operations before income taxes
       and extraordinary item                          $ 15,175     $  9,965     $ 12,559     $ 32,020   $ 31,076
     Fixed charges from below                            26,859       44,900       67,296       86,817     95,140
                                                       --------     --------     --------     --------   --------
       Total earnings                                  $ 42,034     $ 54,865     $ 79,855     $118,837   $126,216
                                                       --------     --------     --------     --------   --------

Fixed Charges:
     Interest                                          $ 25,797     $ 43,611     $ 65,060     $ 83,878   $ 91,860
     Interest component of rent expense:
       Total rent expense                              $  3,188     $  3,866     $  6,708     $  8,817   $  9,839
       Portion considered interest expense                   33%          33%          33%          33%        33%
                                                       --------     --------     --------     --------   --------
         Interest component                            $  1,062     $  1,289     $  2,236     $  2,939   $  3,280
                                                       --------     --------     --------     --------   --------
         Total fixed charges                           $ 26,859     $ 44,900     $ 67,296     $ 86,817   $ 95,140
                                                       --------     --------     --------     --------   --------

Earnings to Fixed Charges                                   1.6x         1.2x         1.2x         1.4x       1.3x
                                                       ========     ========     ========     ========   ========

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